Exhibit 10.1

May 8, 2026

Yue Ma
By Email Delivery

Dear Yue:

We are pleased to offer you employment with ACM Research, Inc., a Delaware corporation (the "Company"), subject to the terms and conditions set forth in this letter. This offer is contingent upon satisfactory completion of the requirements described below.

You will be employed on a full-time basis in the position of Chief Operations Officer, reporting to David Wang, CEO. Your anticipated start date will be Oct 1, 2026. Your primary place of work will be the Company's Oregon facility. The position may require periodic travel to Company or customer facilities, as business needs dictate.

In this role, you will perform duties and responsibilities that are reasonable and consistent with your position, as assigned from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to furthering the Company's interests. You further agree to comply with all Company policies, procedures, standards of conduct, and compliance requirements, as may be amended from time to time.

Your position will be classified as exempt under applicable federal and state wage and hour laws. You will be paid on a salaried basis and will not be eligible for overtime compensation. The Company reserves the right to review and modify your classification as required by law.

You will be paid a base salary at the rate of $375,000 per year, payable in accordance with the Company's standard payroll practices and subject to applicable withholdings and deductions. Your base salary is subject to periodic review in accordance with Company policy and does not constitute a guarantee of future increases.

You will be eligible to participate in the Company's annual incentive and milestone bonus program applicable to similarly situated employees. Your target annual bonus opportunity will be equivalent to $100,000, based on achievement of individual and Company performance objectives, as determined by the Company in its sole discretion. Bonus awards, if any, are discretionary and subject to achievement of applicable performance goals, approval by the Company, and your continued employment through the applicable payout date. The Company reserves the right to amend, modify, or discontinue its bonus programs at any time.

Subject to approval by the Company's Board of Directors or its Compensation Committee, you will be eligible to receive an award under the Company's Equity Incentive Plan. The anticipated grant will consist of 100,000 shares of ACM's Class A common stock, which will be exercisable at a price per share equal to the closing market price on the grant date and is expected to vest over four (4) years, subject to your continued service and the terms and conditions of the Company's Equity Incentive Plan and the applicable Award Agreement. In addition, you will be granted $250,000 in RSU (Restricted Stock Units), each year for four (4) years. Nothing in this letter guarantees that an equity

42307 Osgood Rd., Suite I, Fremont, CA 94539. • Telephone 510-445-3700 • Fax 510-445-3708

award will be granted unless and until approved by the Board of Directors or Compensation Committee.

You will be eligible to participate in the Company's employee benefit plans and programs made available to similarly situated employees, subject to the terms, conditions, and eligibility requirements of those plans. These may include group medical, dental, and vision insurance, paid sick leave and vacation, retirement plan participation, and other Company-sponsored benefits. The Company reserves the right to amend, modify, or terminate its benefit plans at any time, to the extent permitted by law.

As a condition of employment, you will be required to review, acknowledge, and comply with all Company policies, including but not limited to the Company's Code of Business Conduct and Ethics, Insider Trading Policy, Confidentiality and Invention Assignment Agreement, Acceptable Use of Information Systems Policy, Workplace Safety and Environmental Compliance Policies, Travel and Expense Reimbursement Policy, and Export Control and Trade Compliance Policies. Compliance with these policies is a material condition of employment. You will need to consult with your own professional tax advisor regarding any tax implications with your employment, benefits and awards/bonuses.

Your employment is contingent upon your execution of the Company's Confidentiality and Invention Assignment Agreement (or equivalent agreement), which includes provisions relating to protection of confidential information, assignment of inventions, and other intellectual property matters.

This offer is contingent upon verification of your identity and authorization to work in the United States, completion of Form 1-9 upon hire, and submission of acceptable documentation within three (3) business days of your start date. This offer is also contingent upon successful completion of any required background check, drug screening (if applicable), and verification of references and prior employment, as permitted by law.

Your employment with the Company will be at-will. This means that either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice, subject only to applicable law. Nothing in this letter or in any Company policy creates a contract of employment for any specific duration. The at-will nature of your employment may be modified only by a written agreement signed by you and an authorized executive officer of the Company.

By accepting this offer, you represent that your employment with the Company will not violate any agreement or obligation you may have with any prior employer or third party, and you agree not to use or disclose any confidential information belonging to any prior employer in the course of your employment with the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the state in which you are employed, without regard to conflict of law principles.

This letter, together with the attached Exhibits, constitutes the complete and exclusive agreement between you and the Company regarding the terms and conditions of your employment and supersedes all prior or contemporaneous discussions, representations, or agreements, whether written

42307 Osgood Rd., Suite I, Fremont, CA 94539. • Telephone 510-445-3700 • Fax 510-445-3708

or oral, relating to your employment. No modification or amendment to this letter or the Exhibits shall be effective unless in writing and signed by you and an authorized representative of the Company.

If you wish to accept this offer, please sign below and return this letter, together with the enclosed Exhibits, by October 1, 2026. This offer will expire if not accepted by that date.

We look forward to your contributions to ACM Research, Inc.

Sincerely,

David Wang
CEO
ACM Research, Inc.

I have read and understand the terms of employment set forth in this letter and accept the offer of employment under the terms described above. I acknowledge that my employment is at-will and that no oral statements or representations may modify this at-will relationship.

Date:
Start Date:

42307 Osgood Rd., Suite I, Fremont, CA 94539. • Telephone 510-445-3700 • Fax 510-445-3708

OFFER LETTER ADDENDUM

August 24, 2026
Yue Ma

Re:	Sign-On Bonus and Relocation Benefits

This Offer Letter Addendum ("Addendum") is entered into between ACM Research, Inc ("Company") and Yue Ma ("Employee") and supplements the offer letter extended to Employee by the Company on May 8, 2026 ("Offer Letter").

Except as expressly modified by this Addendum, all terms and conditions contained in the May 8, 2026 Offer Letter remain unchanged and in full force and effect.

1. Sign-On Bonus
The Company will provide Employee with a one-time sign-on bonus of $50,000, subject to all applicable federal, state, local, and other required payroll taxes and withholdings.
The sign-on bonus will be paid following Employee's commencement of employment with the Company, in accordance with the Company's normal payroll practices.

2. Relocation Package
The Company will provide Employee with a relocation package with a total Company cost of up to $150,000, inclusive of any applicable tax gross-up.

The relocation package may be used for reasonable and Company-approved expenses associated with Employee's relocation in connection with employment with the Company. Eligible expenses may include, as applicable:
•	Shipment and transportation of household goods;
•	Packing and moving services;
•	Temporary housing;
•	Employee and eligible family relocation travel;
•	Vehicle transportation;
•	Storage expenses;
•	Horne sale and/or home purchase assistance;
•	Lease termination or other approved housing-related expenses; and
•	Other reasonable relocation expenses approved by the Company.
To the extent that any Company-paid or reimbursed relocation benefits constitute taxable income to Employee, the Company will provide an applicable tax gross-up.

All relocation expenses must be appropriately documented and submitted or incurred in accordance with the Company's relocation procedures. Expenses outside the approved relocation package require advance written approval from the Company.

Relocation expenses may be submitted in several tranches, including prior to your start date of October I, 2026, given the magnitude of the move from San Diego to Washington State.

3. Repayment Obligation
In consideration of the Company providing the sign-on bonus and relocation benefits described above, Employee agrees to the following repayment obligations if Employee voluntarily resigns from the

42307 Osgood Rd., Suite I, Fremont, CA 94539. • Telephone 510-445-3700 • Fax 510-445-3708

Company or if Employee's employment is terminated by the Company for cause within twenty-four (24) months following Employee's employment start date:

If employment ends within the first twelve (12) months:
Employee will repay 100% of the sign-on bonus and Company-paid relocation benefits, including associated tax gross-up amounts.

If employment ends after twelve (12) months but before twenty-four (24) months:
Employee will repay 50% of the sign-on bonus and Company-paid relocation benefits, including associated tax gross-up amounts.

After twenty-four (24) months:
No repayment obligation will apply.
Any repayment obligations will be administered in accordance with applicable law. To the extent permitted by applicable law, Employee authorizes the Company to deduct amounts properly owed under this Addendum from compensation or other amounts otherwise payable to Employee.
Any remaining amount due after permitted deductions must be repaid to the Company within thirty (30) days following Employee's termination of employment, unless otherwise agreed to in writing by the Company.

4. No Other Changes to Offer Letter
Except for the sign-on bonus and relocation benefits expressly described in this Addendum, this Addendum does not modify Employee's compensation, benefits, position, duties, employment status, or any other term or condition contained in the May 8, 2026 Offer Letter.
If there is any conflict between this Addendum and the Offer Letter concerning the sign-on bonus or relocation benefits addressed herein, the terms of this Addendum will control.
Nothing in this Addendum alters the at-will nature of Employee's employment, if applicable under the Offer Letter or applicable law.

5. Acceptance
By signing below, Employee acknowledges that Employee has read, understands, and agrees to the terms of this Addendum.
ACM Research, Inc
By:
Name:
Title:
Date:

ACCEPTED AND AGREED:

Signature:
Date:

42307 Osgood Rd., Suite I, Fremont, CA 94539. • Telephone 510-445-3700 • Fax 510-445-3708